UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 1, 2011

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33008	98-0221142
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

2300 Carillon Point Kirkland, Washington		98033
(Address of Principal Executive Offices)		(Zip Code)

(425) 278-7100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments and Item 8.01 Other Events.

On February 1, 2011, DISH Networks (“DISH”) entered into a definitive agreement (the “Agreement”) to acquire DBSD North America, Inc. (“DBSD”) for approximately $1 billion. DBSD is currently a 99.84% subsidiary of ICO Global Communications (Holdings) Limited (the “Company”).

The Agreement was filed on February 1, 2011 by DBSD in the United States Bankruptcy Court for the Southern District of New York (“Bankruptcy Court”), where DBSD previously filed for protection under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in May 2009. Under the terms of the Agreement, DISH will also provide an $87.5 million debtor-in-possession credit facility to fund certain DBSD cash requirements between the signing and closing of the Agreement. The Agreement is subject to approval of the Bankruptcy Court. Closing of the acquisition by DISH will also be subject to approval by the Federal Communications Commission and satisfaction of certain other conditions.

Pursuant to DBSD’s plan of reorganization, as confirmed by the Bankruptcy Court in September 2009, the Company was to receive an interest in the post-bankrupt reorganized DBSD that the Company valued, under a cost method investment approach, at $23.7 million (the “DBSD Equity”). In early December 2010, the Second Circuit Court of Appeals ruled that the issuance of DBSD Equity to the Company would violate the Bankruptcy Code’s absolute priority rule (the “Ruling”). As a result of the Ruling, the Company reported on December 6, 2010 that the value of the DBSD Equity may be materially impaired. DBSD’s signing of the Agreement does not eliminate the possibility of a material impairment nor does it provide any greater clarity as to the extent of the possible impairment.

Under the Agreement, DBSD will be required to file an amended plan of reorganization with the Bankruptcy Court by February 28, 2011 that incorporates the Agreement and details other aspects of DBSD’s restructuring. The Company continues to assess the impact of the Ruling and the Agreement and whether it will support the amended plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
(Registrant)

	By:	/s/ Timothy M. Dozois
February 2, 2011		Timothy M. Dozois
General Counsel and Acting Secretary